Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated March 12, 2015, relating to the special purpose statement of assets contributed and liabilities assumed and special purpose statements of revenues and direct expenses of the Competitive Local Exchange Carrier Business of Windstream Holdings, Inc. and the combined balance sheet and financial statement schedule of the Windstream Holdings, Inc. Distribution Systems which appear in Communications Sales & Leasing, Inc.’s Registration Statement on Form 10 (File No. 001-36708).

/s/ PricewaterhouseCoopers LLP

Little Rock, Arkansas
April 23, 2015